UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(Address of principal executive offices) (Zip Code)

(281) 899-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 19, 2015 (the “Closing Date”), Harvest Natural Resources, Inc. (the “Company”) and certain of its domestic subsidiaries entered into a securities purchase agreement (the “Purchase Agreement”) with CT Energy Holding SRL (the “Investor”), Venezuelan-Italian consortium organized as a Barbados Society with Restricted Liability, under which the Investor purchased certain securities of the Company and acquired certain governance rights, as further described in this Form 8-K. Certain aspects of the transactions contemplated by the Purchase Agreement are subject to approval by the Company’s stockholders.

Purchase Agreement

On the Closing Date, the Company issued and sold the following securities to the Investor:

•	Non-Convertible Note. A five-year, 15.0% non-convertible senior secured note in the aggregate principal amount of $25.225 million (the “Non-Convertible Note”).

•	Convertible Note. A five-year, 9.0% convertible senior secured note in the aggregate principal amount of $6.975 million (the “Convertible Note”), which is immediately convertible into 8,506,097 shares of the Company’s common stock, par value $0.01 per share (the “common stock”), at an initial conversion price of $0.82 per share. The Company also issued 69.75 shares of its newly created Series C preferred stock, par value $0.01 per share (the “Series C Shares”), which provide the Investor with voting rights equivalent to the common stock underlying the unconverted portion of the Convertible Note.

•	Additional Draw Note. A 15% non-convertible senior secured note, under which the Investor may elect to provide $2 million of additional funds to the Company per month for up to six months following the one-year anniversary of the Closing Date (up to $12 million in aggregate) (the “Additional Draw Note,” together with the Non-Convertible Note and the Convertible Note, the “Notes”).

•	Warrant. A warrant (the “Warrant”) exercisable for 34,070,820 shares of the Company’s common stock at an initial exercise price of $1.25 per share, which may not be exercised until the volume weighted average price of the Company’s common stock over any 30-day period equals or exceeds $2.50 per share (the “Stock Appreciation Date”), and the full exercisability of which is subject to approval of the Stockholder Proposals (as defined below in “Purchase Agreement—Other Material Terms”).

The securities issued and sold to the Investor under the Purchase Agreement are further described below in the section titled “Securities.”

Use of Proceeds

Under the Purchase Agreement, proceeds of the Notes and the Warrant, if and when exercised, will be used to pay off the Company’s existing debt and for general corporate purposes. On the Closing Date, the Company paid off its $50,000 unsecured note in favor of James A. Edmiston, President and Chief Executive Officer of the Company, and its $1.3 million unsecured note in favor of CT Energia Holding, Ltd., a company organized under the laws of Malta that is controlled by affiliates of the Investor (“CT Energia”). Under the Purchase Agreement, the Company also agreed to pay off its $7.6 million promissory note in favor of Petroandina Resources Corporation N.V.

Governance Rights

On the Closing Date the Company also granted certain governance rights to the Investor, including the following:

•	Company Board Representation. The Investor has the right to appoint three members to the Company’s board of directors, at least one of whom must be independent. On the Closing Date, the Company’s board of directors approved the appointment of the Investor’s initial designees, Mr. Oswaldo Cisneros, Mr. Francisco D’Agostino and Mr. Edgard Leal, as board members. The Company also agreed to include all three designees in the Company’s slate of directors for each meeting or consent solicitation at which the Company’s stockholders are asked to vote on the election of directors, to recommend that the Company’s stockholders elect such designees and to use reasonable best efforts to cause such designees to be elected.

•	Company Board Approval Rights. Certain actions by the Company will require supermajority board approval, including, among other items, issuing additional securities, commencing bankruptcy proceedings, or making material investments in third parties, approving the Company’s annual budget and making certain personnel and compensation-related decisions. Certain other board actions, including, among other items, incurring additional debt that is subordinated to the Notes, will require the approval of at least one of the Investor’s non-independent designated directors.

•	Petrodelta Board Representation. The Investor has the right to appoint the Company’s two designated members on the board of directors of Petrodelta S.A. (“Petrodelta”). At the direction of the Investor, the Company has agreed to cause Mr. Cisneros and Mr. Eduardo Pantin to be appointed to such positions.

•	Petrodelta Management. Under the Management Agreement (as defined below in “Purchase Agreement—Management Agreement”), CT Energia will oversee the day-to-day operations of the Company’s Venezuelan operations, including management of the Company’s 20.4% investment in Petrodelta. The Company has also agreed to appoint Mr. Alessandro Bazzoni, the Chief Executive Officer of CT Energia, as the Director and General Manager – Venezuelan Operations.

The Investor’s governance rights terminate on the earliest to occur of (i) the Claim Date (as defined below in “Purchase Agreement—Other Material Terms”) (but only if the Stock Appreciation Date has not occurred before the Claim Date), (ii) the date on which the Investor’s equity holdings in the Company fall below a specified threshold and (iii) the expiration of the Warrant.

Stockholder Approval

As promptly as practicable after the Closing Date, the Company must prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement for its 2015 annual stockholder meeting that includes proposals to approve the (i) the issuance of common stock underlying the Convertible Note and the Warrant in excess of 20% (pre-transaction) of the total the total outstanding voting power of the Company (the “NYSE Cap”), for purposes of Section 312.03 of the New York Stock Exchange (the “NYSE”) Listed Company Manual, (ii) an amendment the Company’s certificate of incorporation to increase the number of authorized shares of common stock, and (iii) certain preemptive rights for the Investor (collectively, the “Stockholder Proposals”). The Company has agreed to hold its 2015 annual meeting of stockholders as promptly as practicable after the proxy statement has been cleared by the SEC and in any event no later than August 31, 2015 and to recommend that the Company’s stockholders approve the Stockholder Proposals.

If the Stockholder Proposals are not approved by a majority of the holders of common stock voting at the Company’s 2015 annual meeting of stockholders, the Company is required to call successive stockholder meetings at least once every six months to obtain the approval of the Stockholder Proposals by a majority of the holders of common stock voting at such meeting and to prepare and deliver a proxy statement to the Company’s stockholders at least 45 days in advance of each such stockholders’ meeting. The date when the Stockholder Proposals are approved is referred to as the “Stockholder Approval Date.”

Until the Stockholder Approval Date, the Investor may not convert the Convertible Note or exercise the Warrant into shares of common stock, in each case to the extent that the issuance of shares of common stock by the Company upon such conversion or exercise, when aggregated with the issuance of all other shares previously issued upon conversion of the Convertible Note or exercise of the Warrant, exceeds the NYSE Cap. If the Company’s stockholders do not approve the Stockholder Proposals at the Company’s 2015 annual meeting of stockholders, the Investor will have the right to accelerate full repayment of the Notes upon 60 days’ notice. On the date that the Notes become payable, the Warrant and the Investor’s governance rights will terminate, as will the Management Agreement.

Other Material Terms

Until the Claim Date, the Company has agreed not to file a claim against the Government of Venezuela relating to the interests of the Company or its subsidiaries in Petrodelta. The “Claim Date” means the business day following the one-year anniversary of the Closing Date, provided that the Investor may elect to extend the Claim Date up to six months by lending additional funds under the Additional Draw Note.

Until the Stock Appreciation Date, the Company and the Investor have agreed not to take any action that would constitute a “change of control” under certain Company contracts. The Investor also agreed to certain standstill provisions, including restrictions on acquiring the securities of, proposing a merger with, or soliciting proxies or consents from the stockholders of the Company, its subsidiaries, or Petrodelta. The standstill provisions will apply until the earliest to occur of (i) the Claim Date, (ii) the Stock Appreciation Date and (iii) the date on which the Investor’s equity holdings in the Company fall below a specified threshold. The standstill provisions will also terminate 60 days after the Investor elects to accelerate full repayment of the Notes.

The Investor has preemptive rights to participate pro rata in future debt and equity financings up to 19.9% (pre-transaction) of the Company’s outstanding voting stock before the Stockholder Approval Date and up to 49.90% (post-transaction) thereafter. After the Stockholder Approval Date, the Investor is also entitled to purchase common stock in the open market sufficient to reach 49.90% ownership, provided that the Investor has fully converted the Convertible Note and fully exercised the Warrant prior to making the purchases.

The Purchase Agreement contains customary representations, warranties and covenants. These representations, warranties and covenants were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, the Investor, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company, the Investor or their subsidiaries or affiliates.

Securities

Notes

Each of the Notes matures on June 19, 2020, and interest on the Notes is payable quarterly. On the Claim Date, if the Stock Appreciation Date has not yet occurred, the maturity date of the Notes will be extended by two years and the interest rates on the Notes will adjust to 8.0%. The Notes include customary events of default, which include payment defaults and covenant breaches under the Purchase Agreement. The Purchase Agreement restricts transfer of the Notes or any portion thereof to non-affiliates of the Investor without prior approval of the Company’s board of directors.

The Company may prepay the Non-Convertible Note and Additional Draw Note at any time, subject to a two-year “make-whole” payment.

The Company may prepay the Convertible Note at any time after the third anniversary of the Closing Date. The Convertible Note contains customary anti-dilution provisions as well as anti-dilution provisions that will reduce the conversion price to any lower price at which the Company issues common stock, subject to certain exceptions. On the Closing Date, the Company, Harvest Natural Resources, Inc. (UK), Harvest (US) Holdings, Inc., and Harvest Offshore China Company (the three preceding entities, the “Subsidiary Guarantors”) entered into a security agreement in favor of the Investor, under which the Company and the Subsidiary Guarantors pledged substantially all of their assets to secure the Notes. The Company and the

Subsidiary Guarantors also executed a guaranty agreement in favor of the Investor, under which the Subsidiary Guarantors guaranteed the Company’s obligations under the Purchase Agreement and Notes.

Warrant

The Warrant is exercisable beginning on the Stock Appreciation Date and ending on the third anniversary of the Closing Date. The Warrant contains customary anti-dilution provisions. At the Investor’s election, the Warrant may be exercised (i) for cash or (ii) by effecting a reduction in the principal amount of the Non-Convertible Note, in which the case the exercise price of the Warrant will be adjusted to give the Investor the benefit of the “make-whole” premium in the Non-Convertible Note. Until the Stockholder Approval Date, the conversion of the Convertible Note and exercise of the Warrant are subject to the limitations described above. The Purchase Agreement restricts transfer of the Warrant or any portion thereof to non-affiliates of the Investor without prior approval of the Company’s board of directors.

Series C Shares

The Company issued 69.75 Series C Shares to the Investor, which Series C Shares provide the Investor with voting rights equivalent to the common stock underlying the unconverted portion of the Convertible Note.

Registration Rights Agreement

The Company and the Investor entered into a registration rights agreement (the “Registration Rights Agreement”), under which the Investor has customary “demand” rights to cause the Company to register the Notes and the common stock underlying the Convertible Note and the Warrant. The Company also agreed to use its reasonable best efforts to register the same securities on a shelf registration statement, and to effect shelf takedowns of such securities, subject to certain conditions. The Registration Rights Agreement will remain in effect so long as the Warrant, the Notes and the common stock underlying the Convertible Note and the Warrant remain outstanding.

Management Agreement

On the Closing Date, the Company and CT Energia entered into a Management Agreement (the “Management Agreement”), under which CT Energia and its representatives will manage the day-to-day operations of the Company’s business as it relates to Petrodelta and Venezuela generally. The Company agreed to cause its majority-owned subsidiary, HNR Finance B.V. (“HNR Finance”), to approve the Management Agreement as soon as practicable after the Closing Date. Under the Management Agreement, CT Energia will represent and promote the interests of HNR Finance. In addition, under the Management Agreement and as agreed by the Company, Mr. Alessandro Bazzoni will serve as Director and General Manager – Venezuelan Operations for the Company, and the employees and independent contractors of HNR Finance and Harvest-Vinccler, S.C.A., the immediate parent company of HNR Finance, who are primarily dedicated to or engaged in the Company’s Venezuelan operations will report directly to Mr. Bazzoni. CT Energia’s representatives, including Mr. Bazzoni, will report to and act under the direction of the Company’s Chief Executive Officer in performing services under the Management Agreement. If the Stock Appreciation Date occurs before the Claim Date, the parties to the Management Agreement will negotiate in good faith and agree to a new management agreement containing substantially similar operating and management responsibilities, subject to review and approval by the Company’s board of directors. Otherwise, the Management Agreement will terminate on the Claim Date unless it terminates earlier according to its terms.

Investor Voting Agreement

On the Closing Date, the Investor entered into a voting agreement with the Company (the “Investor Voting Agreement”), under which the Investor agreed that, if the Stock Appreciation Date has not occurred before the Claim Date, then beginning on the Claim Date, it will vote for all directors nominated by the Company’s board of directors, and against those not so nominated, at subsequent stockholder meetings until the earliest to occur of (i) the Stock Appreciation Date and (ii) the date on which Investor’s equity holdings in the Company fall below a specified threshold.

*            *             *

The foregoing descriptions of the material terms of the (i) Purchase Agreement, (ii) Non-Convertible Note, (iii) Convertible Note, (iv) Additional Draw Note, (v) Warrant, (vi) Registration Rights Agreement, (vii) Management Agreement and (viii) Investor Voting Agreement are qualified in their entirety by reference to the complete documents, copies of which are included as Exhibits 2.1, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 and 10.7, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference. Schedules and exhibits to the Purchase Agreement have been omitted under Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the SEC.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 with respect to the Notes is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 with respect to the Notes, the Warrant, and the Series C Shares is incorporated herein by reference. The Company relied on an exemption from registration of the Notes, the Warrant, and the Series C Shares provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

Item 3.03	Material Modification to Rights of Security Holders.

In connection with the Purchase Agreement, the Company entered into an amendment (the “Fourth Amendment”) to its Third Amended and Restated Rights Agreement, dated as of August 23, 2007 (as amended by the Amendment to Third Amended and Restated Rights Agreement,

dated as of October 28, 2010, the Second Amendment to Third Amended and Restated Rights Agreement, dated as of February 1, 2013, and the Third Amendment to Third Amended and Restated Rights Agreement, dated as of April 24, 2015) (as so amended, restated and further amended, the “Rights Agreement”), between the Company and Wells Fargo Bank, N.A., as rights agent. The Fourth Amendment amends the Rights Agreement such that the Investor will not become an “Acquiring Person”, as such term is defined in the Rights Agreement, or otherwise trigger consequences under the Rights Agreement solely as a result of (i) the execution of the Purchase Agreement, (ii) the purchase and sale of the Securities and the exercise of all rights thereunder or (iii) the consummation of any other transaction contemplated in the Purchase Agreement.

Also in connection with the Purchase Agreement, the Company issued 69.75 Series C Shares to the Investor, which Series C Shares provide the Investor with voting rights equivalent to the common stock underlying the unconverted portion of the Convertible Note. The Series C Shares rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up of the Company, senior to the Company’s common stock. The terms and conditions of the Series C Shares are as set forth on the Certificate of Designations of Preferred Stock, Series C of Harvest Natural Resources, Inc. (the “Certificate of Designations”) as filed with the Secretary of State of Delaware on June 19, 2015.

The foregoing descriptions of the material terms of the Series C Shares and the Fourth Amendment are qualified in their entirety by reference to the Certificate of Designations and the Fourth Amendment, copies of which are included as Exhibits 3.1 and 4.1, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with and pursuant to the Purchase Agreement, on the Closing Date the Company’s board of directors accepted the resignations of Dr. Igor Effimoff, Mr. H. H. Hardee and Mr. J. Michael Stinson and appointed Mr. Cisneros, Mr. D’Agostino and Mr. Leal to serve as directors, effective immediately. In addition, the Board determined that Mr. Leal is independent for the purposes of the NYSE and its own internal policies. The Company’s board of directors has not yet determined the committees, if any, to which the new director appointees will be appointed.

Messrs. Cisneros and D’Agostino have an economic interest in, and exercise control over, the Investor, and Mr. D’Agostino is also a principal of CT Energia.

In connection with their service on the Company’s board of directors, Messrs. Cisneros, D’Agostino, and Leal will receive compensation as described in the Company’s Amendment No. 1 on Form 10-K filed with the SEC on April 30, 2015. Except for the Purchase Agreement and related agreements described in this Form 8-K, there were no arrangements or understandings pursuant to which any of Mr. Cisneros, Mr. D’Agostino, and Mr. Leal was appointed to the Board. Since the beginning of the last fiscal year, there have been no related party transactions between the Company and Mr. Leal and, except for the Purchase Agreement, the Management Agreement and the related agreements described in this Form 8-K, there have been no such related party transactions between the Company and Messrs. Cisneros and D’Agostino.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure in Items 1.01 and 3.03 with respect to the Series C Shares is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On June 19, 2015, the Company issued a press release announcing the transactions with the Investor and CT Energia. The press release is furnished as Exhibit 99.1 and is attached hereto.

Item 8.01	Other Events.

On the Closing Date, each member of the Company’s board of directors and certain executive officers entered into voting agreements (the “Company Voting Agreements”), under which each individual agreed to vote for the Stockholder Proposals at the Company’s 2015 annual stockholder meeting, and, in certain cases, at each subsequent stockholder meeting at which the Stockholder Proposals are considered. The Company Voting Agreements contain customary terms and conditions and terminate on the Stockholder Approval Date unless the terms provide for an earlier termination.

The foregoing description of the material terms of the Company Voting Agreements is qualified in its entirety by reference to the full text of the Company Voting Agreements, forms of which are included as Exhibit 99.2 to this Current Report on Form 8-K, and incorporated herein by reference.

Additional Information

The Company will file a proxy statement with the SEC to solicit approval of the above-described Stockholder Proposals at the Company’s 2015 annual meeting. The Company’s stockholders are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the proxy statement, as well as other filings with the SEC containing information about the Company and the transaction may be obtained, when available, at the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained, when available, without charge, by directing a request to Harvest Natural Resources, Inc., Investor Relations, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077 or at the Company’s Investor Relations page on its corporate website at www.harvestnr.com.

Participants in the Solicitation

The Company and its directors and officers and the Investor and its principals and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the approval of the Stockholder Proposals.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

2.1	Securities Purchase Agreement, dated as of June 19, 2015, between Harvest Natural Resources, Inc., Harvest (US) Holdings, Inc., Harvest Natural Resources, Inc. (UK), Harvest Offshore China Company, and CT Energy Holding SRL.

3.1	Certificate of Designations of Preferred Stock, Series C of Harvest Natural Resources, Inc., filed June 19, 2015.

4.1	Fourth Amendment to Third Amended and Restated Rights Agreement, dated as of June 19, 2015, between Harvest Natural Resources, Inc. and Wells Fargo Bank, N.A.

10.1	15.0% Non-Convertible Senior Secured Promissory Note Due 2020 dated June 19, 2015 between Harvest Natural Resources, Inc. and CT Energy Holding SRL.

10.2	9.0% Convertible Senior Secured Note Due 2020 dated June 19, 2015 between Harvest Natural Resources, Inc. and CT Energy Holding SRL.

10.3	15.0% Additional Draw Senior Secured Note dated June 19, 2015 between Harvest Natural Resources, Inc. and CT Energy Holding SRL.

10.4	Harvest Natural Resources, Inc. Common Stock Purchase Warrant dated as of June 19, 2015, issued to CT Energy Holding SRL.

10.5	Registration Rights Agreement, dated June 19, 2015, between Harvest Natural Resources, Inc. and CT Energy Holding SRL.

10.6	Management Agreement, dated June 19, 2015, between Harvest Natural Resources, Inc., HNR Finance B.V., and CT Energia Holding Ltd.

10.7	Investor Voting Agreement, dated June 19, 2015, by and between Harvest Natural Resources, Inc. and CT Energy Holding SRL.

99.1	Press release dated June 19, 2015.

99.2	Form of Company Voting Agreement, between CT Energy Holding SRL and the individual named on the signature page thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVEST NATURAL RESOURCES, INC.

Dated: June 22, 2015
	By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Securities Purchase Agreement, dated as of June 19, 2015, between Harvest Natural Resources, Inc., Harvest (US) Holdings, Inc., Harvest Natural Resources, Inc. (UK), Harvest Offshore China Company, and CT Energy Holding SRL.

3.1	Certificate of Designations of Preferred Stock, Series C of Harvest Natural Resources, Inc., filed June 19, 2015.

4.1	Fourth Amendment to Third Amended and Restated Rights Agreement, dated as of June 19, 2015, between Harvest Natural Resources, Inc. and Wells Fargo Bank, N.A.

10.1	15.0% Non-Convertible Senior Secured Promissory Note Due 2020 dated June 19, 2015 between Harvest Natural Resources, Inc. and CT Energy Holding SRL.

10.2	9.0% Convertible Senior Secured Note Due 2020 dated June 19, 2015 between Harvest Natural Resources, Inc. and CT Energy Holding SRL.

10.3	15.0% Additional Draw Senior Secured Note dated June 19, 2015 between Harvest Natural Resources, Inc. and CT Energy Holding SRL.

10.4	Harvest Natural Resources, Inc. Common Stock Purchase Warrant dated as of June 19, 2015, issued to CT Energy Holding SRL.

10.5	Registration Rights Agreement, dated June 19, 2015, between Harvest Natural Resources, Inc. and CT Energy Holding SRL.

10.6	Management Agreement, dated June 19, 2015, between Harvest Natural Resources, Inc., HNR Finance B.V., and CT Energia Holding Ltd.

10.7	Investor Voting Agreement, dated June 19, 2015, by and between Harvest Natural Resources, Inc. and CT Energy Holding SRL.

99.1	Press release dated June 19, 2015.

99.2	Form of Company Voting Agreement, between CT Energy Holding SRL and the individual named on the signature page thereto.